United States securities and exchange commission logo





                     September 7, 2022

       Assaf Ginzburg
       Chief Financial Officer
       ORMAT TECHNOLOGIES, INC.
       6140 Plumas Street
       Reno, Nevada 89519-6075

                                                        Re: ORMAT TECHNOLOGIES,
INC.
                                                            Forms 8-K
                                                            Filed June 27, 2022
and August 4, 2022
                                                            File No. 001-32347

       Dear Mr. Ginzburg:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation
       cc:                                              Colin Diamond